Exhibit 99.1

NEWS RELEASE

Nadia Jamshidi

Amy Barney

McGrath/Power Public Relations

408-727-0351

nadiaj@mcgrathpower.com

amyb@mcgrathpower.com

PUMATECH CHANGES NAME TO “INTELLISYNC CORPORATION,”

WILL BEGIN TRADING UNDER STOCK SYMBOL “SYNC”

New Corporate Identity Builds On The Strength Of The Internationally Known Intellisync® Brand

And Reflects Integration Of Recent Acquisitions

SAN JOSE, CA (02/17/04) – Pumatech, Inc. (NASDAQ: PUMA), a leading provider of synchronization and mobilization software, today announced it has changed its name to “Intellisync Corporation” and will begin trading under the NASDAQ stock symbol “SYNC” on Feb. 18, 2004. The new name builds on the strength of the well-known and internationally recognized Intellisync® brand, officially brings together several technologies obtained through the Company’s recent acquisitions, and underscores Intellisync Corporation’s central focus on synchronization across customer segments. The Intellisync name, which reflects the advanced, intelligent synchronization capabilities of the Company’s core technology, will be used to bring Intellisync Corporation’s diverse product line under a single umbrella. The Intellisync brand will also be incorporated into the names of the Company’s products, including those for the consumer, enterprise and technology licensing markets. Consistent with the corporate name change, Intellisync Corporation will now be found on the Web at www.intellisync.com.

Over the past 12 months, Intellisync Corporation has acquired and rapidly integrated technologies aimed at meeting still new and emerging synchronization and workforce-mobility requirements. These acquisitions have enabled the Company to deliver diverse new customer solutions, including phone synchronization, secure remote access, mobile infrastructure, and business and carrier-grade server products. The Intellisync Corporation name reflects the Company’s expanded business direction and its full suite of services and products. Furthermore, the Intellisync Corporation name better connotes the Company’s focus on synchronization across devices, platforms and industries, and denotes a business spirit consistent with the significant impact the first Intellisync product had on the market by delivering new, enhanced productivity solutions to the mobile world through synchronization.

Introduced in 1996, Intellisync is currently the leading desktop synchronization software with over 90 percent of U.S. retail sales and a presence in virtually all of the Fortune 1000. Intellisync software has also been licensed by more than 200 technology partners, including Microsoft, AOL, Yahoo!, Oracle, PeopleSoft and RIM. While Intellisync Corporation’s origins were grounded in the synchronization of PIM (personal information management) data with wired PDA devices, the Company’s capabilities have since evolved to support synchronization of critical data such as e-mail, corporate databases and personal networks on a wide range of wired and wireless devices, including mobile phones. Intellisync Corporation’s intellectual property portfolio now comprises 64 issued patents, with more than 50 additional applications pending. Virtually all of these patents relate to Intellisync Corporation’s synchronization technologies.

“We have been synonymous with synchronization since we first introduced Intellisync in 1996,” explained Woodson (Woody) Hobbs, president and CEO of Intellisync Corporation. “Newer communications technologies, embraced by individuals and corporations around the globe, have now made synchronization a standalone industry. As a result, synchronization has grown past its initial roots in personal information management and now plays a much larger role in helping enterprises, wireless carriers and individuals – especially those who are mobile – keep critical information up to date. Our recent series of acquisitions has helped us to provide superior synchronization technology to anyone who needs it. Customers identify our company with the Intellisync name, and we will continue to be the driving force behind the synchronization technology the new brand reflects. Therefore, it made sense to emphasize our broader focus and the evolving impact of sync in important customer applications.”

Intellisync Corporation will continue to build on the acquisitions made during 2003 to expand its market reach and deliver new value to customers and shareholders alike through the introduction of additional new products and growth of its partner and customer base.

•	Synchrologic™ – The acquisition of Synchrologic, finalized in December 2003, brought with it one of the industry’s leading enterprise-grade synchronization and mobile infrastructure solutions. This strong, server-based mobile platform is a natural complement to Intellisync Corporation’s synchronization product suite, and will serve as the foundation for its enterprise solutions moving forward.

•	Spontaneous Technology – The acquisition of Spontaneous Technology, finalized in September 2003, provided Intellisync Corporation with new capabilities for addressing its customers’ evolving needs in the areas of security and wireless application delivery. The secure, carrier-grade VPN technology acquired from Spontaneous Technology not only forms the basis for significant, new standalone solutions from the Company, but will also play an integral role in its carrier and digital convergence platforms moving forward.

•	Loudfire Inc. – The acquisition of Loudfire’s assets, finalized in July 2003, enabled Intellisync Corporation to enhance its offering for remote access to critical personal and business information by providing a platform that enables users to access and interact with desktop applications and files from any Web-enabled device. The technology provided by this acquisition will become a key component in the Company’s digital convergence architecture, called SyncNet.

•	Starfish Software – The acquisition of Starfish Software, finalized in March 2003, greatly bolstered Intellisync Corporation’s portfolio of intellectual property and has established the Company as the clear patent leader within the industry. Through the acquisition of Starfish, Intellisync Corporation also gained important new carrier-grade synchronization technology that has enabled the Company to strengthen its offerings in this area and acquire new customers in the carrier space.

The acquisition of these technologies positions Intellisync Corporation as a provider of top-quality consumer, enterprise and carrier synchronization and mobility solutions.

ABOUT INTELLISYNC CORPORATION

Intellisync Corporation (NASDAQ: SYNC) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information to employees, customers or partners. Organizations can choose to use Intellisync Corporation’s ready-made offerings or leverage its professional services to create custom solutions built upon the Company’s core technology platforms. Intellisync Corporation’s customers and strategic partners include Global 2000 companies such as America Online, Crédit Agricole, Domino’s, Eastman Kodak, IBM, Microsoft, NTT DoCoMo, Oracle, PeopleSoft, Pfizer, T-Mobile, Verizon Wireless and Yahoo!. The Company has headquarters in San Jose,

Calif., with offices in Atlanta, Tokyo and Milan. For more information on Intellisync Corporation products and services, please visit www.intellisync.com.

Intellisync, the Intellisync logo, SyncNet and Synchrologic are trademarks of Intellisync Corporation that may be registered in certain jurisdictions. All other product and company names may be trademarks of their respective owners.